Exhbit 99.1

AeroGrow Reports Results for Fourth Quarter and Year Ending March 31, 2009

•	Revenue of $5.9 million for the quarter
•	Revenue of $37.4 million for the full year
•	$7.6 million recapitalization completed June 30, 2009

Boulder, CO - June 30, 2009 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter and year ended March 31, 2009.

For the fiscal year ended March 31, 2009, AeroGrow reported revenue of $37.4 million, down 2.4% from the year ended March 31, 2008. Overall, the decline reflected the impact of the slowdown in economic activity in the United States that began in the calendar fourth quarter. AeroGrow reported a net loss for the year of $10.3 million, or an $0.82 loss per share, from a loss of $9.8 million, or an $0.84 loss per share, for the year ended March 31, 2008.

AeroGrow also announced that on Tuesday, June 30, 2009, it completed a $7.6 million recapitalization including the conversion of $1.4 million in accounts payable to long-term debt, the amendment of terms of its senior secured revolving credit facility, and other fundraising, as detailed in concurrent releases today.

“Our financial results mirrored that of the overall economy as our high-growth strategy ran into the sudden, severe and unforeseen market contraction,” said AeroGrow CEO Jerry Perkins.  “The speed of the contraction left us with far too much product on the shelves both at retail and in inventory, and this has dramatically impacted our wholesale shipments, marketing spend and overall sales for the last two quarters.  The rate of deceleration was significant – we went from a 60% year-over-year increase in sales in the first two quarters of the year, to finishing the fiscal year about flat versus the previous year.

“The economic crisis forced us to quickly shift from targeting double digit growth to targeting the cost containment, overhead reduction and recapitalization needed to survive the downturn and preserve the long-term equity in the products and brand that we’ve built. In the last few months we’ve executed initiatives that reduce our costs by about $10 million annually, and we’ve just completed a major restructuring of our balance sheet. Our lenders, vendors and shareholders have supported this transition because consumer demand for AeroGardens has remained strong, validating the consumer proposition for the product category we’ve defined and built. We saw a better than 20% increase in the recurring revenue side of our business, and home vegetable gardening has seen double-digit increases this year. This burgeoning interest in home growing leaves us uniquely positioned to benefit in the coming months and years.”

The year ended March 31, 2009, represented AeroGrow's third full fiscal year of operations. The following table sets forth our quarterly financial results for the last 12 months of operations:

QUARTERLY CONDENSED FINANCIAL INFORMATION (UNAUDITED)

	FISCAL YEAR ENDED MARCH 31, 2009
	Quarter Ended
	30-Jun-08	30-Sep-08	31-Dec-08	31-Mar-09	Fiscal Year

Total Revenue	$6,720,081	$13,854,930	$11,010,885	$5,863,972	$37,449,868

Operating expenses
Cost of revenue	3,686,823	8,026,325	7,558,322	4,439,317	23,710,787
Research and development	725,415	416,778	703,133	301,167	2,146,493
Sales and marketing	3,449,883	2,875,729	4,704,912	2,742,298	13,772,822
General and administrative	1,518,712	1,902,113	2,037,797	1,584,769	7,043,391
Total operating expenses	9,380,833	13,220,945	15,004,164	9,067,551	46,673,493

Total other (income) expense, net	156,597	215,615	408,943	308,734	1,089,889

Net profit (loss)	$(2,817,349)	$418,370	$(4,402,222)	$(3,512,313)	$(10,313,514)

Net profit (loss) per share, basic and diluted	$(0.23)	$0.03	$(0.35)	$(0.26)	$(0.82)

For the fiscal year ended March 31, 2009, our net sales totaled $37,449,868, a decrease of 2.4% from the fiscal year ended March 31, 2008.  The sales decrease reflected the impact of the sudden disruptions in the global credit markets, the decline in general economic activity, and the consequent decline in consumer spending that occurred in the second half of our fiscal year.  In the first half of the fiscal year (the six month period ended September 30, 2008), our sales increased almost 64%, reflecting our greatly expanded distribution through our retailer customers; however, the sudden change in the economic environment resulted in our sales declining 35% in the second half of the fiscal year.  The impact of the economic downturn on sales was experienced in both our sales to retailer customers and in our direct-to-consumer business.

In our international business sales increased 214% year-over-year, principally reflecting the comparison to a partial year of operations in the prior fiscal year.

Our sales to retailers were also adversely impacted during the second half of the fiscal year by an unusually high level of sales allowances, totaling $2,077,622, that we recognized to reflect our cost of supporting discounting programs executed by some of our largest retailer customers.

Our gross margin for the fiscal year ended March 31, 2009, was 37%, down from 40% in the prior year.  The reduction in margin reflected a number of factors including the unusual sales allowances (which reduced sales and gross profit), inventory reserves we established during the year, and the increased percentage mix of our sales that came from our lower-margin international operations.  Partially offsetting these negative impacts were cost reductions we achieved in our manufacturing and distribution operations, most notably resulting from the opening of a company-operated distribution facility in Indianapolis, Indiana, in July 2008.

Operating expenses other than cost of revenue for the fiscal year ended March 31, 2009, decreased $1,811,487, or 7%, reflecting reduced spending in our sales and marketing operations and in our research and development operations.   In both cases, the declines reflected cost saving actions, including headcount reductions, taken in the second half of the fiscal year in response to the sudden decline in sales volume we experienced.  Offsetting the decline in sales and marketing and research and development expense was a year-over-year $958,563 increase in general and administrative expense.  This increase principally reflected severance expense of $362,271, amortization of debt issuance costs of $243,937, and a $414,831 increase in depreciation and amortization, partially offset by the net impact of cost reduction actions taken during the year.

Other expense for the fiscal year ended March 31, 2009, principally interest expense, increased $646,870 to $1,089,889 from the prior fiscal year, reflecting the higher proportion of debt in our capital structure during the year.  Our net loss totaled $10,313,514 for the fiscal year ended March 31, 2009, $477,593 higher than the prior year, as the increase in other expense more than offset the decline in our loss from operations.

CONDENSED STATEMENTS OF OPERATIONS

	Three months ended March 31,			Twelve Months ended March 31,
	2009	2008	2007	2009	2008	2007
Revenue
Product sales	$5,863,972	$11,156,855	$6,434,179	$37,449,868	$38,356,676	$13,144,037

Operating expenses
Cost of revenue	4,439,317	6,688,734	3,619,356	23,710,787	22,975,385	8,404,507
Research and development	301,167	764,671	568,760	2,146,493	2,605,112	2,113,255
Sales and marketing	2,742,298	4,995,015	2,831,764	13,772,822	16,084,353	7,117,613
General and administrative	1,584,769	2,405,331	1,378,373	7,043,391	6,084,728	4,050,312
Total operating expenses	9,067,551	14,853,751	8,398,253	46,673,493	47,749,578	21,685,687

Profit (loss) from operations	(3,203,579)	(3,696,896)	(1,964,074)	(9,223,625)	(9,392,902)	(8,541,650)

Other (income) expense, net
Interest (income)	(3,842)	(13,191)	(18,665)	(6,285)	(115,070)	(176,173)
Interest expense	312,576	131,408	51,149	900,213	558,089	356,594
Interest expense - related party	-	-	-	195,961	-	-
Other income	-	2,929	-	-	-	-
Registration rights penalty	-	-	-	-	-	1,664,380
Total other (income) expense, net	308,734	121,146	32,484	1,089,889	443,019	1,844,801

Net profit (loss)	$(3,512,313)	$(3,818,042)	$(1,996,558)	$(10,313,514)	$(9,835,921)	$(10,386,451)

Net profit (loss) per share, basic and diluted	$(0.26)	$(0.32)	$(0.19)	$(0.82)	$(0.84)	$(1.09)

Weighted average number of common shares outstanding, basic and diluted	13,342,877	12,066,080	10,121,762	12,519,999	11,662,891	9,505,926

CONDENSED BALANCE SHEET

	3/31/2009	3/31/2008
ASSETS
Cash	$332,698	$1,559,792
Restricted Cash	438,331	86,676
Accounts Receivable	2,278,052	2,412,101
Other Receivables	332,059	422,530
Inventory	8,350,135	4,688,444
Prepaid Expenses and Other	565,454	762,013
Total Current Assets	12,296,729	9,931,556

Property and Equipment	1,768,369	1,830,646
Other Assets
Intangible Assets	231,590	56,263
Deposits	110,776	101,164
Prepaid Loan Issuance Costs	201,726	-
Total Other Assets	544,092	157,427
Total Assets	$14,609,190	$11,919,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current Portion - Long Term Debt	$1,099,060	$128,927
Due to Factor	-	1,480,150
Accounts Payable	8,338,559	3,023,366
Accrued Expenses	2,318,670	2,452,025
Customer Deposits	246,728	232,200
Deferred Rent	57,283	65,037
Total Current Liabilities	12,060,300	7,381,705
Long Term Debt	5,547,144	129,373
Long Term Debt - Related Party	1,233,371	-
Stockholder's Equity
Preferred Stock	-	-
Common Stock	13,343	12,076
Additional Paid-In Capital	45,696,630	44,024,559
Accumulated (Deficit)	(49,941,598)	(39,628,084)
Total Stockholder's Equity	(4,231,625)	4,408,551

Total Liabilities and Stockholders’ Equity	$14,609,190	$11,919,629

SALES BY CHANNEL (UNAUDITED)

	Three months ended March 31,			Twelve Months ended March 31,
Product Revenues	2009	2008	2007	2009	2008	2007
Sales- Retail	$3,048,651	$5,785,314	$4,189,871	$22,820,944	$23,910,782	$8,949,042
Sales- Direct to Consumer	2,731,362	5,013,133	2,244,308	12,304,018	13,704,717	4,194,995
Sales - International	83,959	358,157	-	2,324,906	741,177	-
Total	$5,863,972	$11,156,604	$6,434,179	$37,449,868	$38,356,676	$13,144,037

% of Revenues
Sales- Retail	51.99%	51.86%	65.12%	60.94%	62.34%	68.08%
Sales- Direct to Consumer	46.58%	44.93%	34.88%	32.85%	35.73%	31.92%
Sales - International	1.43%	3.21%	0.00%	6.21%	1.93%	0.00%
Total sales	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

SALES BY PRODUCT CATEGORY (UNAUDITED)

	Three months ended March 31,			Twelve Months ended March 31,
Product Revenues	2009	2008	2007	2009	2008	2007
AeroGardens	$4,189,614	$8,934,285	$5,464,416	$29,134,960	$31,540,407	$11,520,202
Seed Kits and Accessories	1,674,358	2,222,319	969,763	8,314,908	6,816,269	1,623,835
Total	$5,863,972	$11,156,604	$6,434,179	$37,449,868	$38,356,676	$13,144,037

% of Revenues
AeroGardens	71.45%	80.08%	84.93%	77.80%	82.23%	87.65%
Seed Kits and Accessories	28.55%	19.92%	15.07%	22.20%	17.77%	12.35%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.